Filed with the Securities and Exchange Commission on August 28, 2026
1933 Act Registration File No. 333-172080
1940 Act File No. 811-22525
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[	X	]
Pre-Effective Amendment No.		[		]
Post-Effective Amendment No.	654	[	X	]
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[	X	]
Amendment No.	655	[	X	]
(Check appropriate box or boxes.)
MANAGED PORTFOLIO SERIES
(Exact Name of Registrant as Specified in Charter)
615 East Michigan Street
Milwaukee, WI  53202
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (414) 765-6844

Brian R. Wiedmeyer, President and Principal Executive Officer Managed Portfolio Series 615 East Michigan Street Milwaukee, WI 53202
(Name and Address of Agent for Service)
Copy to:

Christopher D. Menconi, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Ave, NW Washington, DC 20004
Explanatory Note: This Post Effective Amendment No. 654 to the Registration Statement on Form N-1A (File No.
333-172080) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing the final dated and executed Sixth Amendment to the ETF Distribution Agreement between the Trust, on behalf of the Kensington Premium Opportunities ETF, and Quasar Distributors, LLC (exhibit (e)(1)(iii) to
Item 28 of this Registration Statement). Accordingly, this Post-Effective Amendment No. 654 does not change the form of any prospectus or statement of additional information included in post-affective amendments previously filed with the
Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment 654 shall become effective upon filing with the SEC.
MANAGED PORTFOLIO SERIES (the “Trust”)
PART C
(Kensington Premium Opportunities ETF)
OTHER INFORMATION
Item 28.  Exhibits

(a)	(1)		Certificate of Trust – incorporated herein by reference to the Trust’s Registration Statement on Form N-1A filed on February 4, 2011.
	(2)
Amended and Restated Agreement and Declaration of Trust – incorporated herein by reference from Post-Effective Amendment No. 314 to Registrant’s
Registration Statement on Form N-1A filed on October 24, 2017

(b)			Amended and Restated Bylaws – incorporated herein by reference to the Trust’s Registration Statement on Form N-1A filed on May 5, 2011.
(c)			Instruments Defining Rights of Security Holders – incorporated by reference to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws filed on May 5, 2011.
(d)	(1)	(i)
Form of Investment Advisory Agreement between the Trust, on behalf of the
Kensington Hedged Premium Income ETF, and Kensington Asset Management,
LLC – incorporated herein by reference from Post-Effective Amendment No.
610 to the Trust’s Registration Statement on Form N-1A filed on August 30,
2024.

		(ii)
Form of Amendment to the Investment Advisory Agreement between the Trust on behalf of the Kensington Credit Opportunities ETF, Kensington Hedged
Premium Income ETF and Kensington Asset Management, LLC – incorporated herein by reference from Post-Effective Amendment No. 638 to the Trust’s
Registration Statement on Form N-1A filed on December 12, 2025.

		(iii)
Amendment to the Investment Advisory Agreement between the Trust, on behalf of the Kensington Premium Opportunities ETF, and Kensington Asset
Management, LLC – incorporated herein by reference from Post-Effective
Amendment No. 652 to the Registrant’s Registration Statement on Form N-1A
filed on August 24, 2026.

	(2)	(i)
Sub-Advisory Agreement between Kensington Asset Management, LLC and
Liquid Strategies, LLC – incorporated herein by reference from Post-Effective
Amendment No. 571 to the Trust’s Registration Statement on Form N-1A filed on May 26, 2023.

		(ii)
Form of Sub-Advisory Agreement between Kensington Asset Management,
L.L.C. and Liquid Strategies, LLC, on behalf of the Kensington Hedged
Premium Income ETF – incorporated herein by reference from Post-Effective
Amendment No. 610 to the Trust’s Registration Statement on Form N-1A filed on August 30, 2024.

		(iii)
Amendment to the Investment Sub-Advisory Agreement between Kensington
Asset Management, LLC and Liquid Strategies, LLC, on behalf of the
Kensington Premium Opportunities ETF – incorporated herein by reference from
Post-Effective Amendment No. 652 to the Registrant’s Registration Statement
on Form N-1A filed on August 24, 2026.

(e)	(1)	(i)
ETF Distribution Agreement between the Trust and Quasar Distributors, LLC –
incorporated herein by reference from Post-Effective Amendment No. 521 to the
Trust’s Registration Statement on Form N-1A filed on December 20, 2021.

		(ii)
Fifth Amendment to the ETF Distribution Agreement between the Trust, on behalf of Kensington Asset Management LLC, and Quasar Distributors, LLC –
incorporated herein by reference from Post-Effective Amendment No. 638 to the
Trust’s Registration Statement on Form N-1A filed on December 12, 2025.

		(iii)	Amendment to the ETF Distribution Agreement between the Trust, on behalf of Kensington Premium Opportunities ETF, and Quasar Distributors, LLC – filed herewith.
(f)			Bonus or Profit Sharing Contracts – not applicable
(g)	(1)	(i)
Custody Agreement between the Trust and U.S. Bank National Association –
incorporated herein by reference from Post-Effective Amendment No 571 to the
Trust’s Registration Statement on Form N-1A filed on May 26, 2023.

		(ii)
Exhibit to the Custody Agreement between the Trust and U.S. Bank National
Association – incorporated herein by reference from Post-Effective Amendment
No. 571 to the Trust’s Registration Statement on Form N-1A filed on May 26,
2023.

		(iii)
Amendment to the Custody Agreement between the Trust and U.S. Bank
National Association adding the Kensington Premium Opportunities ETF –
incorporated herein by reference from Post-Effective Amendment No. 652 to the
Registrant’s Registration Statement on Form N-1A filed on August 24, 2026.

(h)	(1)	(i)
Fund Servicing Agreement between the Trust and U.S. Bancorp Fund Services,
LLC – incorporated herein by reference from Post-Effective Amendment No.
571 to the Trust’s Registration Statement on Form N-1A filed on May 26, 2023.

		(ii)
Exhibit to the Fund Servicing Agreement between the Trust and U.S. Bancorp
Fund Services, LLC – incorporated herein by reference from Post-Effective
Amendment No. 571 to the Trust’s Registration Statement on Form N-1A filed on May 26, 2023.

		(iii)
Amendment to the Fund Servicing Agreement between the Trust and U.S. Bank
National Association adding the Kensington Premium Opportunities ETF –
incorporated herein by reference from Post-Effective Amendment No. 652 to the
Registrant’s Registration Statement on Form N-1A filed on August 24, 2026.

(i)
Opinion and Consent of Counsel by Morgan, Lewis & Bockius, LLP for the
Kensington Premium Opportunities ETF – incorporated herein by reference from
Post-Effective Amendment No. 652 to the Registrant’s Registration Statement
on Form N-1A filed on August 24, 2026.

(j)	(1)		Consent of Independent Registered Public Accounting Firm for the Kensington Premium Opportunities ETF – not applicable.
	(2)
Powers of Attorney for Robert J. Kern, David A. Massart, Leonard M. Rush and
David M. Swanson dated February 23, 2022 – incorporated herein by reference from Post-Effective Amendment No. 533 to the Trust’s Registration Statement
on Form N-1A filed on March 18, 2022.

(k)			Omitted Financial Statements – not applicable.
(l)			Seed Capital Agreements – incorporated herein by reference to the Trust's registration statement on Form N-1A filed on May 5, 2011.
(m)			Form of Amended and Restated Rule 12b-1 Plan – incorporated herein by reference from Post-Effective Amendment No. 652 to the Registrant’s Registration Statement on Form N-1A filed on August 24, 2026.
(n)			Multiple Class Plan (Rule 18f-3) – not applicable
(o)			Reserved
(p)	(1)		Code of Ethics for the Trust – incorporated herein by reference from Post- Effective Amendment No. 560 to Trust’s Registration Statement on Form N-1A filed on February 27, 2023.

(2)	Code of Ethics for Kensington Asset Management, LLC – incorporated herein by reference from Post-Effective Amendment No. 571 to the Trust’s Registration Statement on Form N-1A filed on May 26, 2023.
(3)	Code of Ethics for Liquid Strategies, LLC. – incorporated herein by reference from Post-Effective Amendment No. 571 to the Trust’s Registration Statement on Form N-1A filed on May 26, 2023.
Item 29.  Persons Controlled by or Under Common Control with Registrant
No person is directly or indirectly controlled by or under common control with the Registrant.
Item 30.  Indemnification
Reference is made to Article VII of the Registrant’s Amended and Restated Agreement and
Declaration of Trust.  With respect to the Registrant, the general effect of these provisions is to indemnify any person (Trustee, officer, employee or agent, among others) who was or is a party to any proceeding by reason of their actions performed in their official or duly authorized capacity on behalf of the Trust.
Pursuant to Rule 484 under the Securities Act of 1933, as amended, (the “1933 Act”) the
Registrant furnishes the following undertaking:  “Insofar as indemnification for liability arising under the
1933 Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the U.S.
Securities and Exchange Commission, such indemnification is against public policy as expressed in the
1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the
Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.”
Item 31.  Business and Other Connections of Investment Adviser
With respect to the Adviser and Sub-Adviser, the response to this Item will be incorporated by reference to each of the Adviser’s and Sub-Adviser’s Uniform Applications for Investment Adviser
Registration (“Form ADV”) on file with the SEC.  The Adviser’s and Sub-Adviser’s Form ADV may be
obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.
Item 32.  Principal Underwriter.
(a)Quasar Distributors, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:
1.          Abacus FCF ETF Trust
2.          Advisor Managed Portfolios
3.          Antares Private Credit Fund
4.          Capital Advisors Growth Fund, Series of Advisors Series Trust
5.          Chase Growth Fund, Series of Advisors Series Trust
6.          Davidson Multi-Cap Equity Fund, Series of Advisors Series Trust
7.          Edgar Lomax Value Fund, Series of Advisors Series Trust
8.          Huber Large Cap Value Fund, Series of Advisors Series Trust
9.          Huber Mid Cap Value Fund, Series of Advisors Series Trust
10.        Huber Select Large Cap Value Fund, Series of Advisors Series Trust
11.        Huber Small Cap Value Fund, Series of Advisors Series Trust
12.        Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
13.        Medalist Partners MBS Total Return Fund, Series of Advisors Series Trust
14.        Medalist Partners Short Duration Fund, Series of Advisors Series Trust
15.        O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
16.        PIA BBB Bond Fund, Series of Advisors Series Trust
17.        PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18.        PIA High Yield Fund, Series of Advisors Series Trust
19.        PIA MBS Bond Fund, Series of Advisors Series Trust
20.        PIA Short-Term Securities Fund, Series of Advisors Series Trust
21.        Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
22.        Poplar Forest Partners Fund, Series of Advisors Series Trust
23.        Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
24.        Pzena International Small Cap Value Fund, Series of Advisors Series Trust
25.        Pzena International Value ETF, Series of Advisors Series Trust
26.        Pzena International Value Fund, Series of Advisors Series Trust
27.        Pzena Mid Cap Value Fund, Series of Advisors Series Trust
28.        Pzena Small Cap Value Fund, Series of Advisors Series Trust
29.        Pzena U.S. Large Cap Value ETF, Series of Advisors Series Trust
30.        Vox populi ETF, Series of Advisors Series Trust
31.        Scharf ETF, Series of Advisors Series Trust
32.        Scharf Global Opportunity ETF, Series of Advisors Series Trust
33.        Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
34.        Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
35.        Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
36.        The Aegis Funds
37.        Allied Asset Advisors Funds
38.        Angel Oak Funds Trust
39.        Angel Oak Strategic Credit Fund
40.        Brookfield Infrastructure Income Fund Inc.
41.        Brookfield Investment Funds
42.        Buffalo Funds
43.        RJ Eagle GCM Dividend Select Income ETF, Series of Carillon Series Trust
44.        RJ Eagle Municipal Income ETF, Series of Carillon Series Trust
45.        RJ Eagle Vertical Income ETF, Series of Carillon Series Trust
46.        DoubleLine Funds Trust
47.        AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series
Solutions
48.        AAM Brentview Dividend Growth ETF, Series of ETF Series Solutions
49.        AAM Crescent CLO ETF, Series of ETF Series Solutions
50.        AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series
Solutions
51.        AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
52.        AAM Sawgrass U.S. Large Cap Quality Growth ETF, Series of ETF Series Solutions
53.        AAM Sawgrass U.S. Small Cap Quality Growth ETF, Series of ETF Series Solutions
54.        AAM SLC Low Duration Income ETF, Series of ETF Series Solutions
55.        AAM Todd International Intrinsic Value ETF, Series of ETF Series Solutions
56.        AAM Transformers ETF, Series of ETF Series Solutions
57.        Acquirers Small and Micro Deep Value ETF, Series of ETF Series Solutions
58.        Aptus April Buffer, Series of ETF Series Solutions
59.        Aptus Collared Investment Opportunity ETF, Series of ETF Series Solutions
60.        Aptus Deferred Income ETF, Series of ETF Series Solutions
61.        Aptus Defined Risk ETF, Series of ETF Series Solutions
62.        Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
63.        Aptus Enhanced Yield ETF, Series of ETF Series Solutions
64.        Aptus International Enhanced Yield ETF, Series of ETF Series Solutions
65.        Aptus January Buffer ETF, Series of ETF Series Solutions
66.        Aptus July Buffer ETF, Series of ETF Series Solutions
67.        Aptus Laddered Buffer ETF, Series of ETF Series Solutions
68.        Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions
69.        Aptus Large Cap Upside ETF, Series of ETF Series Solutions
70.        Aptus October Buffer ETF, Series of ETF Series Solutions
71.        Bahl & Gaynor Dividend ETF, Series of ETF Series Solutions
72.        Bahl & Gaynor Income Growth ETF, Series of ETF Series Solutions
73.        Bahl & Gaynor Small Cap Dividend ETF, Series of ETF Series Solutions
74.        BTD Capital Fund, Series of ETF Series Solutions
75.        Carbon Strategy ETF, Series of ETF Series Solutions
76.        ClearShares OCIO ETF, Series of ETF Series Solutions
77.        ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
78.        ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
79.        Colterpoint Net Lease Real Estate ETF, Series of ETF Series Solutions
80.        Distillate International Fundamental Stability & Value ETF, Series of ETF Series
Solutions
81.        Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
82.        Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
83.        ETFB Green SRI REITs ETF, Series of ETF Series Solutions
84.        Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
85.        Hoya Capital Housing ETF, Series of ETF Series Solutions
86.        LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
87.        LHA Market State Tactical Q ETF, Series of ETF Series Solutions
88.        LHA Risk-Managed Income ETF, Series of ETF Series Solutions
89.        McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
90.        Opus Small Cap Value ETF, Series of ETF Series Solutions
91.        The Acquirers Fund, Series of ETF Series Solutions
92.        The Brinsmere Fund - Conservative ETF, Series of ETF Series Solutions
93.        The Brinsmere Fund - Growth ETF, Series of ETF Series Solutions
94.        U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
95.        U.S. Global JETS ETF, Series of ETF Series Solutions
96.        U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
97.        U.S. Global Technology and Aerospace & Defense ETF, Series of ETF Series Solutions
98.        US Vegan Climate ETF, Series of ETF Series Solutions
99.        First American Funds Trust
100.      FundX Investment Trust
101.      The Glenmede Fund, Inc.
102.      The GoodHaven Funds Trust
103.      Harding, Loevner Funds, Inc.
104.      Hennessy Funds Trust
105.      Horizon Funds
106.      Hotchkis & Wiley Funds
107.      Intrepid Capital Management Funds Trust
108.      Jacob Funds Inc.
109.      The Jensen Quality Growth Fund Inc.
110.      Kirr, Marbach Partners Funds, Inc.
111.      Core Alternative ETF, Series of Listed Funds Trust
112.      Optimized Equity Income ETF, Series of Listed Funds Trust
113.      Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
114.      Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
115.      LKCM Funds
116.      LoCorr Investment Trust
117.      MainGate Trust
118.      Kensington Active Advantage Fund, Series of Managed Portfolio Series
119.      Kensington Credit Opportunities ETF, Series of Managed Portfolio Series
120.      Kensington Defender Fund, Series of Managed Portfolio Series
121.      Kensington Dynamic Allocation Fund, Series of Managed Portfolio Series
122.      Kensington Hedged Premium Income ETF, Series of Managed Portfolio Series
123.      Kensington Managed Income Fund, Series of Managed Portfolio Series
124.      LK Balanced Fund, Series of Managed Portfolio Series
125.      Leuthold Core ETF, Series of Managed Portfolio Series
126.      Leuthold Core Investment Fund, Series of Managed Portfolio Series
127.      Leuthold Global Fund, Series of Managed Portfolio Series
128.      Leuthold Grizzly Short Fund, Series of Managed Portfolio Series
129.      Leuthold Select Industries ETF, Series of Managed Portfolio Series
130.      Muhlenkamp Fund, Series of Managed Portfolio Series
131.      Nuance Concentrated Value Fund, Series of Managed Portfolio Series
132.      Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
133.      Olstein All Cap Value Fund, Series of Managed Portfolio Series
134.      Olstein Strategic Opportunities Fund, Series of Managed Portfolio Series
135.      Port Street Quality Growth Fund, Series of Managed Portfolio Series
136.      Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
137.      Reinhart International PMV Fund, Series of Managed Portfolio Series
138.      Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
139.      Tremblant Global ETF, Series of Managed Portfolio Series
140.      Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
141.      Hood River Emerging Markets Fund, Series of Manager Directed Portfolios
142.      Hood River International Opportunity Fund, Series of Manager Directed Portfolios
143.      Hood River New Opportunities Fund, Series of Manager Directed Portfolios
144.      Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
145.      SanJac Alpha Core Plus Bond ETF, Series of Manager Directed Portfolios
146.      SanJac Alpha Low Duration ETF, Series of Manager Directed Portfolios
147.      SWP Growth & Income ETF, Series of Manager Directed Portfolios
148.      Vert Global Sustainable Real Estate ETF, Series of Manager Directed Portfolios
149.      Mason Capital Fund Trust
150.    Matrix Advisors Funds Trust
151.    Monetta Trust
152.    Nicholas Equity Income Fund, Inc.
153.    Nicholas Fund, Inc.
154.    Nicholas II, Inc.
155.    Nicholas Limited Edition, Inc.
156.    Oaktree Asset-Backed Income Fund Inc.
157.    Oaktree Diversified Income Fund Inc.
158.    Permanent Portfolio Family of Funds
150.    Procure ETF Trust II
160.    Professionally Managed Portfolios
161.    Provident Mutual Funds, Inc.
162.    Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
163.    Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
164.    Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
165.    Aquarius International Fund, Series of The RBB Fund, Inc.
166.    Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
167.    Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
168.    Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
169.    Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
170.    Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
171.    Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
172.    F/m 10-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
173.    F/m 2-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
174.    F/m 3-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
175.    F/m Callable Tax-Free Municipal ETF, Series of The RBB Fund, Inc.
176.    F/m Compoundr High Yield Bond ETF, Series of The RBB Fund, Inc.
177.    F/m Compoundr U.S. Aggregate Bond ETF, Series of The RBB Fund, Inc.
178.    F/m Emerald Life Sciences Innovation ETF, Series of The RBB Fund, Inc.
179.    F/m Emerald Special Situations ETF, Series of The RBB Fund, Inc.
180.    F/m High Yield 100 ETF, Series of The RBB Fund, Inc.
181.    F/m Investments Large Cap Focused Fund Series of The RBB Fund, Inc.
182.    F/m Opportunistic Income ETF, Series of The RBB Fund, Inc.
183.    F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF Series of The RBB
Fund, Inc.
184.    F/m US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
185.    F/m US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
186.    F/m US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
187.    F/m US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
188.    F/m US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
189.    F/m US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
190.    F/m US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
191.    F/m US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
192.    F/m US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
193.    F/m US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
194.    Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
195.    Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
196.    Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
197.    Motley Fool Innovative Growth Factor ETF, Series of The RBB Fund, Inc.
198.    Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
199.    Motley Fool Momentum Factor ETF, Series of The RBB Fund, Inc.
200.    Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
201.    Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
202.    Motley Fool Value Factor ETF, Series of The RBB Fund, Inc.
203.    MUFG Japan Small Cap Active ETF, Series of The RBB Fund, Inc.
204.    Oakhurst Fixed Income Fund, Series of The RBB Fund, Inc.
205.    SGI Dynamic Tactical ETF, Series of The RBB Fund, Inc.
206.    SGI Enhanced Core ETF, Series of The RBB Fund, Inc.
207.    SGI Enhanced Global Income ETF, Series of The RBB Fund, Inc.
208.    SGI Enhanced Market Leaders ETF, Series of The RBB Fund, Inc.
209.    SGI Global Equity Fund, Series of The RBB Fund, Inc.
210.    SGI Peak Growth Fund, Series of The RBB Fund, Inc.
211.    SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
212.    SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
213.    SGI U.S. Large Cap Core ETF, Series of The RBB Fund, Inc.
214.    SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
215.    WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
216.    WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
217.    The RBB Fund Trust
218.    RBC Funds Trust
219.    Rockefeller Municipal Opportunities Fund
220.    SEG Partners Long/Short Equity Fund
221.    Series Portfolios Trust
222.    Thompson IM Funds, Inc.
223.    Tortoise Capital Series Trust
224.    Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
225.    Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
226.    CrossingBridge Low Duration High Income Fund, Series of Trust for Professional
Managers
227.    CrossingBridge Nordic High Income Bond Fund, Series of Trust for Professional
Managers
228.    CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
229.    CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
230.    RiverPark Strategic Income Fund, Series of Trust for Professional Managers
231.    Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
232.    Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
233.    Jensen Quality MidCap Fund, Series of Trust for Professional Managers
234.    Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
235.    Rockefeller US Small Cap Core Fund, Series of Trust for Professional Managers
236.    Wall Street EWM Funds Trust
(b)The following are the Officers and Manager of the Distributor, the Registrant’s
underwriter.  The Distributor’s main business address is 190 Middle Street, Suite 301,
Portland, ME 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301, Portland, Maine 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Susan L. LaFond	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President and Chief Compliance Officer and Treasurer	None
Gabriel E. Edelman	190 Middle Street, Suite 301, Portland, Maine 04101	Secretary	None
Weston Sommers	190 Middle Street, Suite 301, Portland, Maine 04101	Financial and Operations Principal and Chief Financial Officer	None
(c)Not applicable.
Item 33.  Location of Accounts and Records
The books and records required to be maintained by Section 31(a) of the Investment Company
Act of 1940 are maintained at the following locations:

Records Maintained By:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street, 3rd Floor Milwaukee, Wisconsin 53202
Registrant’s Custodian	U.S. Bank National Association 1555 N. Rivercenter Drive, Suite 302 Milwaukee, Wisconsin 53212
Registrant’s Investment Adviser	Kensington Asset Management, LLC Barton Oaks Plaza, Bldg II 901 S Mopac Expressway, Suite 225 Austin, Texas 78746
Registrant’s Distributor	Quasar Distributors, LLC 190 Middle Street, Suite 301 Portland, ME 04101
Item 34.  Management Services
Not applicable.
Item 35.  Undertakings
Not applicable.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that this Post-Effective Amendment No. 654 to its
Registration Statement meets all of the requirements for effectiveness pursuant to Rule 485(b) of the
Securities Act of 1933, as amended, and the Registrant has duly caused this Post-Effective Amendment
No. 654 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee and State of Wisconsin, on the 28th day of August,
2026.
Managed Portfolio Series
By: /s/ Brian R. Wiedmeyer
Brian R. Wiedmeyer
President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration
Statement has been signed below by the following persons in the capacities and on the 28th day of
August, 2026.

	Signature	Title

	Robert J. Kern*	Trustee
Robert J. Kern

	David A. Massart*	Trustee
David A. Massart

	David M. Swanson*	Trustee
David M. Swanson

	/s/ Brian R. Wiedmeyer	President and Principal Executive Officer
Brian R. Wiedmeyer

	/s/ Aaron G. Johanson	Treasurer, Principal Financial Officer, and Principal Accounting Officer
Aaron G. Johanson

*By:	/s/ Brian R. Wiedmeyer
Brian R. Wiedmeyer, Attorney-In-Fact pursuant to Power of Attorney
EXHIBIT INDEX

Exhibit	Exhibit No.
Amendment to the ETF Distribution Agreement between the Trust, on behalf of Kensington Premium Opportunities ETF, and Quasar Distributors, LLC – filed herewith.	EX-99. (e)(1)(iii)